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STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
APPOINTS LONGTIME PROCTER & GAMBLE EXECUTIVE
CLAYTON C. “CLAYT” DALEY, JR. TO BOARD OF DIRECTORS

WHITE PLAINS, NY—November 10, 2008 – Starwood Hotels & Resorts Worldwide, Inc. (NYSE:HOT), one of the world’s largest hotel and leisure companies, announced today the appointment of Clayton C. Daley, Jr. to the Company’s Board of Directors. Mr. Daley, 57, is currently Vice Chair and Chief Financial Officer for Procter & Gamble.

“With more than a decade of experience in the top financial position at P&G, Clayt is one of the most highly regarded CFOs in the world,” said Frits van Paasschen, Starwood’s President and Chief Executive Officer. “Coupled with his impressive background in corporate strategy and planning at arguably the biggest brand powerhouse in the world, Clayt will be a tremendous asset as Starwood continues to aggressively grow our global footprint and extend the depth and breadth of our nine distinctive and compelling brands.”

Mr. Daley has spent his entire professional career with Procter & Gamble, joining the company in 1974, and has held a number of key Accounting and Finance positions including Comptroller, U.S. Operations for Procter & Gamble USA; Vice President and Comptroller of Procter & Gamble International and Vice President and Treasurer. Mr. Daley was appointed to his current position as Chief Financial Officer, Procter & Gamble in 1998 and was elected Vice Chair in 2007.

Mr. Daley’s active involvement in professional organizations and charities include the Financial Executives Institute; the Rotary Club of Cincinnati; the Board of Directors for the Boys Scouts of America, Dan Beard Council; Board of Directors for Cancer Family Care; Member, Officers Conference Group; and Member, Council of Financial Executives.

Mr. Daley, who also serves on the Board of Directors of Nucor Corporation, earned a Bachelor of Arts in Economics from Davidson College and received his Masters of Business Administration from The Ohio State University.

About Starwood Hotels & Resorts Worldwide, Inc.®
Starwood Hotels & Resorts Worldwide, Inc. is one of the leading hotel and leisure companies in the world with approximately 900 properties in more than 100 countries and 155,000 employees at its owned and managed properties. Starwood Hotels is a fully integrated owner, operator and franchisor of hotels, resorts and residences with the following internationally renowned brands: St. Regis®, The Luxury Collection®, W®, Westin®, Le Méridien®, Sheraton®, Four Points® by Sheraton, and the recently launched AloftSM, and ElementSM. Starwood Hotels also owns Starwood Vacation Ownership, Inc., one of the premier developers and operators of high quality vacation interval ownership resorts. For more information, please visit starwoodhotels.com